Exhibit 99.1

Innovaro Announces the Spinoff of the Strategos Consulting Division

Tampa, FL – October 9, 2012 — Innovaro, Inc. (NYSE MKT: INV), The Innovation Solutions Company, today announced it has completed the spinoff of its Strategos Division as part of its continuing transition to a software and information led innovation solutions business. Since its origins in 1996, Strategos has consulted with corporate clients around the world, including 25 of the 30 Dow Jones Industrial Average companies, to help them build deep innovation capabilities and develop and execute creative, innovative strategies.

The spinoff creates a wholly independent company which will be known as Strategos, Inc. Innovaro will have no continuing involvement in the managerial decisions in Strategos, Inc. As part of the spinoff Innovaro will (i) make cash payments of approximately $150,000 and (ii) transfer assets with a book value of approximately $100,000. In return Strategos, Inc. will provide Innovaro with (a) a waiver on approximately $1.25 million of accrued bonuses due to personnel of Strategos and (b) earnout and royalty payments of 12.5% on any Strategos revenue that exceeds $10 million from August 31, 2012 until December 31, 2015.

Asa Lanum, Innovaro’s CEO, said, “We are pleased to have completed the agreement to spinoff our Strategos Division. The sale allows us to focus our investments on sales and marketing to promote the growth of our software and innovation solutions businesses which we believe offers significant growth opportunities. Further, we expect the sale will strengthen our balance sheet and help provide us with the financial wherewithal to extend our software capabilities and deliver additional solutions.”

Gary Getz, CEO of the newly formed Strategos, Inc., said, “We look forward to a strong ongoing relationship with Innovaro as we continue to exert our fullest efforts on behalf of our clients around the world. As a pure play consultancy, we will be able to present clients with a very clear value proposition based on the proprietary innovation and strategy principles, approaches, tools, and embedded know-how that clients can find only at Strategos. The rights to use this unique intellectual property, along with continued access to our treasured client relationships, are at the heart of why our management team jumped at the opportunity to establish Strategos, Inc. And as an additional benefit, we will continue to have access to Innovaro’s Intelligence and Insights capabilities and software offerings to support clients in their innovation journeys.”

About Innovaro, Inc.

Innovaro is The Innovation Solutions Company. The focus of our business is to help clients innovate and grow. Innovaro offers a comprehensive set of services and software to assure the success of any innovation project, regardless of the size or intent. The Company’s new LaunchPad software product provides an integrated innovation environment, and its Intelligence and Insights services provide businesses the innovation support to drive success. For more information about Innovaro, please visit its website at www.innovaro.com.

Forward-Looking Statements

Certain matters discussed in this press release are “forward-looking statements,” including statements regarding the completion of the sale of the operating divisions. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “expects,” “should,” “believes,” “anticipates” or words of similar import. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements and these factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This press release is available on Innovaro’s website www.innovaro.com.

Contact:

Tania Bernier

media@innovaro.com

813-754-4330 x223